UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF

THE SECURITIES EXCHANGE ACT OF 1934

STERICYCLE, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	36-3640402
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

28161 North Keith Drive

Lake Forest, Illinois 60045

(Address of Principal Executive Office) (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Depositary Shares, each representing a 1/10th interest in a share of 5.25% Series A Mandatory Convertible Preferred Stock, $0.01 par value per share	The NASDAQ Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.  ☐

Securities Act registration statement file number to which this form relates: 333-206814

Securities to be registered pursuant to Section 12(g) of the Act: None

ITEM 1.	DESCRIPTION OF REGISTRANT’S SECURITIES TO BE REGISTERED.

The securities to be registered hereby are the 5.25% Series A Mandatory Convertible Preferred Stock, par value $0.01 per share (the “Mandatory Convertible Preferred Stock”) of Stericycle, Inc. (the “Registrant”) and the Registrant’s Depositary Shares, each representing a 1/10th interest in a share of Mandatory Convertible Preferred Stock. The descriptions of the Mandatory Convertible Preferred Stock and the Depositary Shares are contained in the sections captioned (i) “Description of Mandatory Convertible Preferred Stock” and “Description of Depositary Shares” respectively in the Registrant’s Prospectus Supplement, dated September 9, 2015, to the Registrant’s Prospectus, dated September 8, 2015 (the “Prospectus”), included in the Registrant’s registration statement on Form S-3 (File No. 333-206814) and (ii) “Description of Capital Stock” in the Prospectus. Such sections are incorporated herein by reference.

ITEM 2.	EXHIBITS.

Exhibit No.	Description and Method of Filing

3(i).1	Amended and restated certificate of incorporation (Incorporated by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form S-1 filed on August 21, 1996)

3(i).2	First certificate of amendment to amended and restated certificate of incorporation (Incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on November 29, 1999)

3(i).3	Second certificate of amendment to amended and restated certificate of incorporation (Incorporated by reference to Exhibit 3.4 to the Registrant’s Annual Report on Form 10-K filed on March 24, 2003)

3(i).4	Third certificate of amendment to amended and restated certificate of incorporation (Incorporated by reference to Exhibit 3.4 to the Registrant’s Registration Statement on Form S-4 filed on October 9, 2007)

3(i).5	Fourth certificate of amendment to amended and restated certificate of incorporation (Incorporated by reference to Exhibit 3(i).1 to the Registrant’s Quarterly Report on Form 10-Q filed on August 7, 2014)

3(ii).1	Amended and restated bylaws (Incorporated by reference to Exhibit 3(ii).1 the Registrant’s Current Report on Form 8-K filed September 3, 2014)

4.1	Certificate of Designations setting forth the specific rights, preferences, limitations, restrictions and other terms and conditions of the Mandatory Convertible Preferred Stock, as filed with the Secretary of State of the State of Delaware on September 15, 2015

4.2	Form of certificate representing the Mandatory Convertible Preferred Stock (included in Exhibit 4.1 hereto)

4.3	Deposit Agreement, dated as of September 15, 2015, between the Registrant, Wells Fargo Bank, N.A., acting as depositary, and the holders from time to time of the depositary shares

4.4	Form of Depositary Share (included in Exhibit 4.3 hereto)

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, hereunto duly authorized.

STERICYCLE, INC.

Date: September 15, 2015	By:	/s/ Daniel V. Ginnetti
	Name:	Daniel V. Ginnetti
	Title:	Executive Vice President and Chief Financial Officer